Southern Union Company and Valley Resources, Inc.
                                Announce Merger
                                 Nov. 30, 1999

For Further Information:

     George Yankowski                                Sharon Partridge
     Southern Union Treasurer and                    Valley Resources
       Director of Investor Relations                Vice President and Chief
       (512) 370-8305                                  Financial Officer
                                                     (401) 334-1188, ext. 219



                SOUTHERN UNION COMPANY AND VALLEY RESOURCES, INC.
                            ANNOUNCE MERGER AGREEMENT



     AUSTIN, Texas (Dec. 1, 1999) - Southern Union Company (NYSE: SUG) and Valley Resources, Inc. (Amex: VR) today announced their boards of directors have unanimously approved a definitive merger agreement.

     The agreement calls for Southern Union to acquire Valley Resources, headquartered in Cumberland, R. I., in a transaction valued at approximately $160 million, including assumption of debt. Under the terms of the agreement, Valley Resources shareholders will receive $25.00 in cash per share of Valley Resources common stock. This represents a 53% premium over the average closing price of Valley Resources common stock during the previous 30 trading days.

     This agreement follows the consummation of Southern Union's merger with Pennsylvania Enterprises, Inc. on Nov. 4, 1999, and the announcements of Southern Union's merger agreements with Fall River Gas Company (Amex: FAL) on Oct. 5, 1999, and Providence Energy Corporation (NYSE: PVY) on Nov. 15, 1999. These mergers strengthen Southern Union's competitive position in the attractive northeast energy market.

     Southern Union President and COO Peter H. Kelley stated, "We continue to seek the best strategic moves to position Southern Union to take advantage of the emerging opportunities in the energy industry. Valley Resources will help fortify the foundation on which we base our low-cost and customer-oriented services."

     According to Valley Resources Chairman, President and CEO Alfred P. Degen, "This merger is an opportunity for customers, employees and shareholders alike. Southern Union will bring its focus on world-class customer service and its proven record of being a low-cost energy provider to our customers. Our employees will be exposed to the opportunities of being a valued part of a $1 billion company and our shareholders are realizing full value for their investment in Valley Resources."

     Valley Resources will operate as a division of Southern Union and according to Kelley, no lay-offs are anticipated as a result of the transaction.

     Valley Resources is a public utility holding company, with natural gas distribution systems in northeastern and eastern Rhode Island, serving a total of 66,000 customers.

     Upon completion of the Valley Resources, Providence Energy and Fall River Gas mergers, Southern Union will serve nearly 1.6 million gas and electric customers in six states.

     This transaction requires the approval of the holders of the majority of the outstanding Valley Resources shares, the Rhode Island Legislature, regulators in Rhode Island and Massachusetts, as well as regulators in Missouri, Pennsylvania and Florida where Southern Union currently has operations.

     Southern Union is an international energy distribution company, serving more than 1.2 million customers through its natural gas operating divisions - Southern Union Gas, Missouri Gas Energy, PG Energy, and Atlantic Utilities. In Texas, Southern Union Gas serves approximately 513,000 customers, including the cities of Austin, El Paso, Brownsville, Galveston, and Port Arthur. Missouri Gas Energy serves approximately 484,000 customers in western Missouri, including the cities of Kansas City, St. Joseph, Joplin, and Monett. And, in Pennsylvania, PG Energy serves approximately 152,000 customers, including the cities of Wilkes-Barre, Scranton and Williamsport.

     This release and other Company reports and statements issued or made from time to time contain certain "forward-looking statements" concerning projected future financial performance, expected plans or future operations. Southern Union Company cautions that actual results and developments may differ materially from such projections or expectations.

     Investors should be aware of important factors that could cause actual results to differ materially from the forward-looking projections or expectations. These factors include, but are not limited to: weather conditions in the Company's service territories; cost of gas; regulatory and court decisions; the receipt of timely and adequate rate relief; the achievement of operating efficiencies and the purchase and implementation of new technologies for attaining such efficiencies; impact of relations with labor unions of bargaining-unit employees; impact of any Year 2000 disruption; and the effect of strategic initiatives on earnings and cash flow. Most of these factors are difficult to accurately predict and are generally beyond the control of the Company.